Exhibit 10.44

Description of William Willett Consulting Agreement

On January 9, 2006, in connection with the resignation of William Willett as President and Chief Executive Officer of Wayside Technology Group, Inc. (the "Company"), the Company and Mr. Willett entered into an oral consulting agreement.  Under such consulting agreement, Mr. Willett remained as the Company's Chairman of the Board until the Company's 2006 Annual Meeting of Shareholders.

Under the consulting agreement, Mr. Willett is required to provide consulting services to the Company for a one-year period beginning in July 2006. The total compensation to Mr. Willett for these consulting services will be $250,000, and Mr. Willett will be obligated to perform up to 200 hours to assist the Chief Executive Officer of the Company.  Pursuant to such consulting agreement, Mr. Willett's Employment Agreement dated July 15, 2002 (as amended) was amended such that only the non-competition provisions in such employment agreement will survive and be extended for a period of time equal to that of the consulting agreement (i.e., until June 30, 2007).